Exhibit 10.1

AMENDMENT NO.1

TO

FG FINANCIAL GROUP, INC.

2021 EQUITY INCENTIVE PLAN

FG Financial Group, Inc., a Nevada corporation (the “Company”), adopted the 2021 Equity Incentive Plan on October 1, 2021 (as amended from time to time, the “Plan”).

Prior to this Amendment No. 1 to the Plan (“Amendment No.1”), the number of shares of common stock, par value $0.001 per share (the “Shares”), of the Company reserved under the Plan was 1,500,000.

The Board of Directors of the Company (the “Board”) may, with stockholder approval, amend the Plan to increase the number of authorized Shares reserved for issuance under the Plan.

The Board, having obtained the requisite stockholder approval, has determined that it is advantageous to the Company and necessary to attract and retain the best available personnel to amend the Plan to increase the number of Shares reserved for issuance under the Plan.

Now, therefore, the Plan is hereby amended as follows:

1. Sections 3(a) of the Plan shall be amended and restated as follows:

“a. Shares Available for Awards. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 2,000,000 Shares. All of the Shares authorized for grant under the Plan may be issued pursuant to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 14.”

Except as expressly set forth in this Amendment No. 1, all other terms and conditions set forth in the Plan shall remain in full force and effect. Each capitalized term used and not defined herein shall have the meaning set forth in the Plan.

This Amendment No. 1 has been adopted by the Board of Directors of the Company effective as of May 16, 2023.